Ms. Donna Berman
18 Adams Street
Lexington, MA 02420



                                                              August 16, 2002

R. Schorr Berman, President
Optimum QTM Funds
125 CambridgePark Drive
Cambridge, MA  02140

Dear Mr. Berman:

          Re: Subscription for Shares of the Optimum Q - All Cap Core Fund, Optimum Q - Balanced Growth Fund and Optimum Q - Capital
               Conservation Fund, three series of the Optimum QTM Funds (the "Trust")

     I, Donna Berman, offer to purchase from Optimum QTM Funds shares of beneficial interest each series of the Trust at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment by the Trust as follows:

Fund                                      Purchase Price       No. of Shares
----                                      --------------       -------------
Optimum Q - All Cap Core Fund             $33,333              3,333
Optimum Q - Balanced Growth Fund          $33,333              3,333
Optimum Q - Capital Conservation Fund     $33,334              3,334
                                          --------------       -------------
Total                                     $100,000             10,000

     I hereby represent and warrant that these shares of beneficial interest will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same.

                                             Sincerely,



                                             /s/ Donna Berman
                                             --------------------------
                                             Donna Berman


Accepted and Agreed to
this 16th day of August, 2002

Optimum QTM Funds

By: /s/ R. Schorr Berman
    -----------------------------------------
Name: R. Schorr Berman
      ---------------------------------------
Title: President
       --------------------------------------